Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

OPINION OF WILSON SONSINI GOODRICH & ROSATI,
PROFESSIONAL CORPORATION

June 11, 2009

Copart, Inc.

4665 Business Center Drive

Fairfield, CA 94534

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Copart, Inc., a California corporation (“you”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 4,000,000 shares of your Common Stock, no par value per share (the “Shares”), reserved for issuance under the Copart, Inc., Stand Alone Stock Option Award Agreement dated April 14, 2009 between Copart, Inc., and Willis J. Johnson, and the Copart, Inc., Stand Alone Stock Option Award Agreement dated April 14, 2009 between Copart, Inc., and A. Jayson Adair (the “Agreements”).  As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Agreements.

It is our opinion that, when issued and sold in the manner described in the Agreements, the Shares will be, legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI, P.C.

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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